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                                   EXHIBIT 99



             FIRSTFED REPORTS RESULTS FOR THE THIRD QUARTER OF 1998

         Santa Monica, California, October 22, 1998--FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced results for the third quarter ended September 30, 1998. Net earnings for the quarter were $8.8 million or 41 cents per diluted share compared to net earnings of $5.9 million or 28 cents per diluted share for the third quarter a year ago. All per share figures have been adjusted for the two-for-one stock split declared by the Board of Directors on June 25, 1998.

         The Company has repurchased 100,800 shares of its common stock since August 31, 1998 at an average price of $14.58. These purchases were made pursuant to a 1987 Board of Directors' authorization to repurchase up to 10% of the Company's then outstanding shares. As a result of this recent repurchase, only 173,200 shares remain authorized for repurchase under this program. Therefore, on October 21, 1998, the Board of Directors authorized the repurchase of an additional 5% of the shares outstanding on that date.

         Net earnings increased over the third quarter of the prior year due to an increase in net interest spread, gains on the sale of loans, and a lower provision for losses due to improved loan quality. Net interest income for the third quarter of 1998 increased by $1.1 million, or 5%, over the comparable 1997 quarter. Gains on the sale of loans increased to $1.1 million from $45 thousand over the same quarter of the prior year due to the sale of fixed rate loans originated for sale. The provision for loan losses was $1.6 million for the current year quarter compared to $5.0 million for the third quarter last year.

         For the first nine months of 1998, the Company reported net earnings of $25.6 million or $1.18 per diluted share compared to $16.5 million or 77 cents per diluted share for the first nine months of 1997. This increase was also due to an increase in net interest spread, gains on the sale of loans, and a lower provision for losses due to improved loan quality. Net interest income for the first nine months of 1998 increased by $6.4 million, or 9%, over the comparable 1997 period. Gains on the sale of loans increased to $2.9 million from $75 thousand for the same period in 1997. The provision for loan losses was $6.2 million for the first nine months of 1998 compared to $16.5 million for the 1997 period.

         The provision for loan losses was again reduced due to the continuing favorable trends in the Bank's levels of non-performing assets and net charge-offs. Loan charge-offs were $320 thousand and $2.6 million for the third quarter and


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first nine months of 1998, respectively, compared to $860 thousand and $9.8 million for the third quarter and first nine months of 1997, respectively.

         The Company's asset quality ratios continued to improve. Non-performing assets were 0.73% of total assets as of September 30, 1998 compared to 0.95% at December 31, 1997 and 1.20% at September 30, 1997. The Company's general valuation allowance, established to absorb potential losses on the Bank's assets, increased to $67.3 million, or 2.14% of loans and real estate owned at September 30, 1998 from $58.4 million, or 1.79% at September 30, 1997.

         The ratio of non-interest expense to average assets increased to 1.19% of average assets for the third quarter of 1998 from 1.04% for the comparable 1997 period. The ratio increased to 1.21% for the first nine months of 1998 compared to 1.08% for the first nine months of 1997. The increase was primarily attributable to investments in new operating systems and the development of new business products and services. Also, incentive compensation increased due to growth in deposits and increased mortgage banking activity compared to the prior year period.

         At September 30, 1998, the Bank met the capital requirements necessary to be deemed "well-capitalized" for regulatory capital purposes. FirstFed Financial Corp. is the holding company for First Federal Bank of California. The Bank has 24 full-service retail banking offices.